UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2021

TEXAS CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive offices)
75201
(Zip Code)
Registrant's telephone number, including area code: (214) 932-6600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCBI	Nasdaq Stock Market
6.50% Non-Cumulative Perpetual Preferred Stock Series A, par value $0.01 per share	TCBIP	Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 9, 2021,.Texas Capital Bank, N.A., (the “Bank”), a subsidiary of Texas Capital Bancshares, Inc. (the “Company”), issued and sold $275 million aggregate principal amount of Senior Unsecured Credit Linked Notes due September 30, 2024 (the “Notes”). The Notes were issued pursuant to a Note Purchase Agreement, dated March 9, 2021 (the “Note Purchase Agreement”), by and among the purchasers listed in the Note Purchase Agreement and the Bank as the issuer.

The net proceeds of the offering will be approximately $269 million and will be used to expand the Bank’s warehouse lending program in which the Bank purchases mortgage loan ownership interests from unaffiliated mortgage originators (the "Loans") that are generally held by the Bank for a period of less than thirty days and more typically between ten and twenty days before they are sold to an approved investor.

The indebtedness evidenced by the Notes, including principal and interest, are (i) senior obligations of the Bank that rank senior to any subordinated obligations of the Bank, (ii) not subordinated to any other obligations of the Bank and (iii) rank in all respects pari passu with the other unsecured and unsubordinated indebtedness and obligations of the Bank (except, in each case, any obligations entitled to priority by operation of law).

The repayment of principal on the Notes is linked to a $2.2 billion reference pool of the Bank's Loans. The Bank may replenish Loans in the reference pool as the Loans amortize until March 31, 2024 unless the bank elects to begin the amortization of the Notes as a result of the occurrence of certain events related to its warehouse lending business. After March 31, 2024 or after the occurrence of the events noted in the preceding sentence, the Notes will amortize as the Loans in the reference pool amortize and any remaining principal balance of the Notes will be due at maturity on September 30, 2024. Upon the occurrence of certain regulatory events the Bank may exercise its right to redeem the Notes in full.

The principal amount of the Notes will be reduced by a portion of the Bank's loss on such Loans if one of the following occurs with respect to a Loan: (i) a failure to pay by the relevant mortgage originator, (ii) an insolvency of the relevant mortgage originator, or (iii) a restructuring of such Loan. The Notes accrue interest at a rate equal to the higher of (a) LIBOR plus 4.50% or (b) 4.25% and interest pays on each of March 31, June 30, September 30, and December 31.

The foregoing description of the Note Purchase Agreement and the transactions and documents contemplated thereby, is not complete and is subject to and qualified in its entirety by reference to the Note Purchase Agreement, a copy of which are filed with this Current Report on Form 8-K as Exhibit 4.1, and the terms of which are incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits
4.1    Note Purchase Agreement, dated as of March 9, 2021

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 10, 2021	TEXAS CAPITAL BANCSHARES, INC.
		By:	/s/ Julie L. Anderson
Julie L. Anderson Chief Financial Officer